UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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URGENT ACTION REQUIRED

Please vote your shares immediately to avoid key changes to your investment, which may include the closure and liquidation of the fund.

Voting is quick and easy.

PLEASE VOTE TODAY BY CALLING US TOLL FREE AT 1-855-800-9425

Dear Shareholder:

We previously mailed you proxy materials relating to your investment in the former Jefferies Asset Management Commodity Strategy Allocation Fund (Ticker JCRIX, JCRAX or JCRCX), currently known as ALPS/CoreCommodity Management CompleteCommodities® Strategy Fund. The special meeting to tally voting results has been postponed to January 15, 2014. A majority of the shares of the Fund held on the record date of September 20, 2013 must be present in person or by proxy in order to vote on the proposal at the special meeting. This letter was sent to you because you held shares in the Fund on the record date and we have not yet received your vote.

Shareholder action is now required to approve a new investment sub-advisory agreement with the Fund’s current sub-adviser, CoreCommodity Management, LLC. Please act now to ensure that the Fund may continue to operate without interruption and with the same portfolio management team. If there are not enough votes present in person or by proxy at the special meeting to take action on the proposal, the Board of Trustees of the Fund may consider such actions as it deems appropriate and in the best interests of the Fund’s shareholders, including the closure and liquidation of the Fund.

Please vote your shares immediately.

Thank you for voting.